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                                                                    EXHIBIT 10.3
                                                                    ------------

                               September 2, 1998


                            PERSONAL & CONFIDENTIAL
                            -----------------------

Mr. Gary H. Hickox
P.O. Box 2244
Morristown, New Jersey 07962-2244

  Re:  Employment
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Dear Gary:

  I write to confirm the terms under which you will become employed by JFAX Communications, Inc. (the "Company").

  You shall serve as the President and Chief Operating Officer of the Company and will have the authority and responsibilities in such position as set forth in the bylaws of the Company. The Company will provide you with facilities and staff services sufficient and conducive to the discharge of your duties. The Company will use its commercially reasonable best efforts to have you elected a director by the stockholders of Company upon the earlier to occur of the initial public offering of the shares in the Company Stock or the first anniversary of your employment.

  You will relocate your residence to the greater Los Angeles metropolitan area on or before September 17, 1998. The Company shall reimburse you for all reasonable and actual expenses incurred by you in connection with relocating to the Los Angeles area except that the Company's total reimbursement obligation shall in no event exceed $50,000.

  Your employment will be for an initial one-year term commencing on September 17, 1998 or such earlier date as mutually agreed upon by you and Company (the "Start Date"). This term shall automatically be extended for additional terms of one year each, unless the Company no later than 60 days before the end of the initial term or any additional term notifies you that the Company has elected not to extend your employment effective at the end of the then current term. If the Company elects not to extend your employment at the end of the initial term or any additional term of this Agreement, the Company shall pay you severance equal to 100 percent of your then current annual base salary in accordance with Company's regular payroll practices. In the event the Company elects not to extend the initial term or any additional term of this Agreement you shall have one year from the date of expiration of this Agreement to exercise all stock options granted to you and vested as of the date of such expiration. You shall be entitled to twenty (20) business days of paid vacation in each consecutive twelve-month period, which will vest pro-rata based on time employed in accordance with the Company's regular benefits procedures; provided, that you
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will be entitled to take a two-week and two day paid vacation in October, 1998
(and vacation days shall be advanced to you for such purpose).

  You shall receive an annual base salary during the initial term of your employment of $220,000, payable in accordance with the Company's regular payroll practices. For all additional one year terms of this Agreement, you shall receive a raise in your annual base salary in an amount determined by Company's Board of Directors, payable in reasonable periodic installments in accordance with
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Company's regular payroll practices. In addition to the base salary the Company shall pay you an annual bonus, as determined by the Board of Directors of the Company based upon your performance and the Company's performance as measured by written milestones agreed upon annually by you and the Company, of at least 50 percent of your annual salary if the milestones are met and up to 100 percent of your annual salary if the milestones are exceeded.

  Pursuant to the terms of the Company's 1997 Stock Option Plan (the "Plan") (to the extent this Agreement conflicts with the provisions of the Plan this Agreement shall control and be deemed a Stock Option Agreement as referred to in the Plan) the Company shall grant you, subject to Board approval, the option to acquire up to 300,000 shares of the Company's Common Stock at an exercise price of $3.00 per share subject to adjustment as provided in the Plan. Unless otherwise set forth herein, you will vest in one-third of the options on each of the first three anniversaries of the Start Date.

  In addition you will receive a further annual grant of stock options from the Company. You and I will annually agree upon a recommended number of further options and an exercise price for such options which will be presented to the Board of Directors.

  You shall be entitled to participate in and receive the benefits of any profit sharing or retirement plans, and any health, dental, vision, life, accident or disability insurance plans or programs and any other benefits made available to other executive employees of Company. The Company's health, dental and vision plans during the term of your employment will (to the extent such coverage can be obtained on substantially similar commercial terms as the Company's current coverage) provide coverage to same sex unmarried partners.

  Subject to Board approval, the Company will sell you 33,000 shares of the Company's Common Stock at a price of $3.00 per share. In order to purchase such shares, the Company will loan you $99,000. This loan will be evidenced by a promissory note (the "Note") providing for repayment of the loan in one balloon payment of principle plus accrued interest due three years from execution of the Note. The Note will bear interest at a fixed rate equal to the yield on U.S. Treasury securities with a 3 year maturity date on the date the loan is made and will be fully recourse to you. In the event that any of my affiliates or I propose to sell shares of the Company's Common Stock, I will give you notice (including the terms) of such proposed sale, and you will have the right to participate in such sale, pro-rata, by selling up to a number of shares equal to the number of shares proposed to be sold by me multiplied by a fraction, the numerator of which is 33,000 and the denominator of which is the total number of shares owned by my affiliates and me prior to such sale. (the "Co-sale Right"). The Co-Sale Right shall survive termination or non-renewal of your employment for so long as any portion of the Note remains unpaid.

  The Company may discharge you at any time for Cause upon delivery of written notice to you, making reference to and specifying with particularity the actions or inactions constituting such Cause. For purposes of this Agreement, "Cause" shall mean (i) your breach of any material term of this Agreement or your failure to follow any lawful directive of the Board of Directors of the Company consistent with your duties hereunder, which event is not corrected within a reasonable period after written notice is delivered by the Company to you specifying said failure or breach; (ii) your engaging in a felony or a crime involving moral turpitude; or (iii) your engaging in theft, larceny or embezzlement of any of the Company's property; or (iv) your engaging in harassment of the employees of the Company as defined in the California Fair Employment and Housing Act Government Codes (S)(S) 12900, et seq. In the event you are discharged for Cause, the Company shall have no further obligations or liabilities hereunder after the date of such discharge. For purposes of the stock options granted to you by the Company, the definition of Cause set forth in this Agreement shall supercede and replace the definition

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in the Plan.  In the event of a termination for Cause, any vested unexercised stock options granted to you by the Company shall expire and cease to be exercisable.

  The Company may terminate your employment hereunder "for convenience" at any time. Upon such termination "for convenience" you shall (i) receive severance in an amount equal to 100 percent of your then current annual base salary in accordance with the Company's regular payroll practices and (ii) vest in all unvested stock options otherwise scheduled to vest within 90 days of such termination. In the event of a termination for convenience you will have one year from the date of such termination to exercise all stock options granted to you and vested as of the date of such termination.

  You may terminate this Agreement at any time upon 60 days prior written notice, in which event you shall be entitled to the portion of your then current annual base salary accrued to the date of termination and any options vested as of the date of termination; provided, however, that if you terminate this Agreement because (i) of a breach by the Company of the Company's duties and obligations under this Agreement, (ii) there occurs a material change from the date of this Agreement in the authorities, powers, functions or duties attached to your position as President and Chief Operating Officer of the Company, or
(iii) the Company's principal executive offices are no longer located in the Los Angeles metropolitan area, you shall (x) receive severance in an amount equal to 100 percent of your then current annual base salary in accordance with the Company's regular payroll practices and (y) vest in all unvested stock options otherwise scheduled to vest within 90 days of such termination. In the event you terminate this Agreement you shall have one year from the date of such termination to exercise any vested unexercised stock options granted to you by the Company.

  If you become Disabled (as defined below), the Company will continue the payment of your annual base salary at its then current rate until the sooner of
(a) 90 days following the date you are first unable to perform your duties due to such disability or incapacity or (b) the date you are first eligible to receive disability payments under any disability policy or other benefit plan in which you are a beneficiary or participant. Thereafter, the Company shall have no obligation for base salary or other compensation payments to you during the continuance of such disability or incapacity other than such as may be available under any disability policy or other benefit plan in which you are a beneficiary or participant. Upon your disability the Company shall have the right to terminate this Agreement. The terms "Disabled" and "Disability" mean for the purposes of this Agreement, that either (i) as a result of your incapacity, you have become eligible or would be eligible but for a waiting period for full benefits under all of the Company's long-term disability policies applicable to you, or (ii) if at any time no such long-term disability policies are in force or cover the particular disability from which you suffer, pursuant to an examination by a physician selected by the Company at the Company's sole expense, it is determined that you are unable, due to a medically determinable physical or mental condition, to substantially perform the duties of your employment hereunder for a period of 90 days during any 180-day period. Upon a termination of this Agreement due to your Disability you will have one year from such termination to exercise all vested unexercised stock options granted to you by the Company.

  You agree that any of the Company's severance obligations set forth in this Agreement shall, after a period of receiving severance for six months following a termination or non-renewal, immediately terminate upon your securing replacement employment (but shall continue to the extent that your total compensation from the replacement employment is less than the Company's severance obligations hereunder). However, you shall be under no obligation whatsoever to seek or locate such replacement employment.

  The Company agrees that it will obtain Board approval for the issuance to you of the stock options and Common Stock contemplated by this Agreement within one week of the date hereof, failing which you will have the right to terminate this Agreement.

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  The Company agrees to indemnify you and hold you harmless against all costs, expenses (including, without limitation, reasonable attorneys' fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld)(collectively, "Losses") reasonably incurred by you in connection with any claim, action, proceeding or investigation brought against or involving you with respect to, arising out of or in any way relating to your employment with the Company or your service as a director of the Company; provided, however, that the Company shall not be required to indemnify you for Losses incurred as a result of your intentional misconduct or gross negligence (other than matters where you acted in good faith and in a manner you reasonably believed to be in and not opposed to the Company's best interests). The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by you in connection with any such claim, action, proceeding or investigation, provided you first enter into an appropriate agreement for repayment of such advances if indemnification is found not to have been available.

  This Agreement contains the entire understanding among us with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. This Agreement may not be modified or amended other than by an agreement in writing signed by you and the Company.

  To acknowledge your acceptance of this Agreement please sign and return this letter to me as soon as possible.



                                    Very truly yours,

                                    /s/ Richard S. Ressler
                                    Richard S. Ressler
                                    Chief Executive Officer



READ AND AGREED


/s/ Gary H. Hickox
Gary H. Hickox

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